Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-  ) pertaining to the 2024 Omnibus Incentive Plan of Voya Financial, Inc. of our reports dated February 23, 2024, with respect to the consolidated financial statements of Voya Financial, Inc. and the effectiveness of internal control over financial reporting of Voya Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

San Antonio, Texas

May 23, 2024